For Immediate Release

COMPOSITE TECHNOLOGY RAISES ADDITIONAL $7.175 MILLION
 TO CONCLUDE PRIVATE PLACEMENT

Irvine, CA - February 28, 2007 - Composite Technology Corporation (CTC) (OTC Bulletin Board: CPTC) is pleased to announce that it has concluded the private placement originally announced on February 13, by selling an additional $7.175 million in debentures and warrants pursuant to a second and final closing on February 27. Combined with the first closing of $15.6 million, the private placement raised an aggregate of $22.8 million. No additional amounts will be raised in this private placement. CapStone Investments acted as the placement agent for this second and final round of the private placement financing.

Under the terms of the financing, CTC sold $7.175 million in debentures that are convertible into approximately 6.90 million shares of common stock at the conversion price of $1.04 per share, and warrants exercisable for up to approximately an additional 3.45 million shares of common stock at an exercise price of $1.13 per share. The warrants have a term of 36 months commencing on February 27, 2007. The proceeds from the financing will be used for working capital, and general corporate purposes.

Further details relating to the financing are included in the Form 8-K that will be filed by CTC with the Securities and Exchange Commission (“SEC”).

The securities were offered to accredited investors in reliance on an exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”). The offering has not been registered under the Securities Act or any state securities of “blue sky” laws, and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. CTC agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares issuable upon conversion of the debentures and exercise of the warrants. This press release does not and shall not constitute an offer to sell of the solicitation of an offer to buy securities.

CapStone Investments, a member of the National Association of Securities Dealers (NASD), has provided a wide range of institutional services, including investment banking, research, deal origination, and capital introduction services since 1994. CapStone's Investment Banking Group identifies, structures and executes diverse and innovative market transactions for both private and public companies. Capstone places importance on combining sector and product specialization with strong client relationships to ensure that clients receive competitive quality solutions and advice.

About CTC:
Composite Technology Corporation, based in Irvine, California, USA develops, manufactures and sells high performance electrical transmission and renewable energy generation products through its subsidiaries:

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CTC Cable Corporation produces composite rod for use in its proprietary ACCC (aluminum conductor composite core). ACCC conductors virtually eliminate the sag in power lines caused by high current and high line temperatures. ACCC conductors also reduce electricity line losses, and have demonstrated significant savings in capital and operating expenses when substituted for other conductors. ACCC conductors enable grid operators to reduce blackouts and brownouts, providing a ‘reserve electrical capacity’ by operating at higher temperatures. ACCC conductors are an innovative economical solution for reconductoring power lines, constructing new lines and crossing large spans. ACCC composite rod is delivered to qualified conductor manufacturers worldwide for local ACCC conductor production and resale into local markets.

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DeWind, Inc., and DeWind Ltd.(formerly EU Energy Wind Ltd) produce, sell, and license the DeWind series of wind energy turbines including the 50Hz D6 rated at 1.25 megawatts (MW) and the 50Hz D8 rated at 2 MW, both noted for their reliability. In 2007, the first new 2 MW D8.2 turbines are planned to be delivered to North American customers from assembly operations at TECO Westinghouse Motor Company in Texas. The D8.2 utilizes the advanced WinDrive® hydrodynamic torque converter developed by Voith AG with a synchronous AC generator that is able to connect directly to the grid at high voltage without the use of power conversion electronics. The DeWind D8.2 will be available in both a 60Hz and 50Hz version.

Composite Technology Corporation
2026 McGaw Avenue, Irvine, California 92614
Tel: +1 949.428.8500
Fax: +1 949.660.1533
www.compositetechcorp.com

For further information visit our websites: www.compositetechcorp.com& www.eunrg.com
For Investor Relations Contact: James Carswell, +1-949-428-8500

This press release may contain forward-looking statements, as defined in the Securities Reform Act of 1995 (the "Reform Act"). The safe harbor for forward-looking statements provided to companies by the Reform Act does not apply to Composite Technology Corporation (Company). However, actual events or results may differ from the Company's expectations on a negative or positive basis and are subject to a number of known and unknown risks and uncertainties including, but not limited to, competition with larger companies, development of and demand for a new technology, risks associated with a startup company, risks associated with international transactions, the ability of the company to convert quotations and framework agreements into firm orders, general economic conditions, the availability of funds for capital expenditure by customers, availability of timely financing, cash flow, securing sufficient quantities of essential raw materials, timely delivery by suppliers, ability to produce the turbines and acquire its components, ability to maintain quality control, collection-related and currency risks from international transactions, the successful outcome of joint venture negotiations, or the Company's ability to manage growth. Other risk factors attributable to the Company's business may affect the actual results achieved by the Company including those that are found in the Company's Annual Report filed with the SEC on Form 10-K for fiscal year ended September 30, 2006 and subsequent Quarterly Reports on Form 10-Q and subsequent Current Reports filed on Form 8-K that will be included with or prior to the filing of the Company’s next Quarterly or Annual Report.

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